Exhibit 99.1

Praxair Announces Price Increases Effective January 1, 2015

DANBURY, Conn.--(BUSINESS WIRE)--December 16, 2014--Praxair, Inc. (NYSE:PX) is notifying packaged industrial, specialty and medical gas and bulk gas customers in the United States, Canada, Mexico and Puerto Rico of increases in prices, effective January 1, 2015, or as contracts permit, as follows:

  Up to 10% for nitrogen, oxygen and carbon dioxide
  Up to 15% for argon, hydrogen and helium
  Up to 10% for facility fees or other monthly supply system charges
  Up to 5% on hardgoods

Price adjustments will vary as permitted by individual supply contracts.

These adjustments will help address rising product costs from suppliers and increasing operating costs at production and distribution facilities, driven, in part, by higher power, raw material, and wage and benefit costs. Increases in metals prices continue to drive up costs for cylinders, bulk tanks and gas handling equipment.

About Praxair

Praxair, Inc., a Fortune 250 company with 2013 sales of $12 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Kristen McCarthy, 203-837-2448
kristen_mccarthy@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com